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                                                               EXHIBIT 10(k)(ii)

                                SECOND AMENDMENT
                            TO EMPLOYMENT AGREEMENT

     This Second Amendment to Employment Agreement ("Second Amendment") is made and entered into effective as of January 1, 1997, by and between Quaker State Corporation (hereinafter called the "Corporation"), a Delaware corporation, and Herbert M. Baum, an individual currently residing in Dallas, Texas (hereinafter called the "Executive").

     WHEREAS, the Executive is employed by the Corporation as its Chairman and Chief Executive Officer under an Employment Agreement dated as of August 1, 1994, which was previously amended by an Amendment to Employment Agreement dated as of May 10, 1996 (which agreement, as amended, is referred to herein as the "Employment Agreement"); and

     WHEREAS, the parties desire by this Second Amendment to modify the terms of the Employment Agreement in certain respects as hereinafter set forth;

     NOW, THEREFORE, the Corporation and the Executive covenant and agree as follows, intending to be legally bound:

1. Paragraph 3(a) of the Employment Agreement ("Base Salary") is hereby amended by adding the following provisions at the end of the first sentence thereof:

            For services performed by the Executive for the Corporation pursuant to this Agreement during calendar years 1997 and 1998 while the Executive holds the position of Chief Executive Officer of the Corporation, the Corporation shall pay the Executive a base salary at the rates of at least $700,000 for calendar year 1997 and at least $750,000 for calendar year 1998, payable each year in substantially equal installments in accordance with the Corporation's regular payroll practices.

2. Paragraph 4 of the Employment Agreement ("Annual Bonuses") is hereby amended by adding the following provisions at the end of the fourth sentence thereof:

            For calendar years 1997 and 1998, the Executive shall be eligible under the Corporation's cash bonus and incentive plan for executive officers to receive a cash bonus based on the Corporation's achievement of certain operating and/or financial goals established at the beginning of each such year by the Organization and Compensation Committee of the Board. Such bonus shall equal sixty percent (60%) of the Executive's base salary as in effect during such year (prorated for a partial year of employment), payable upon the Corporation's obtaining or exceeding the targeted performance goals.

3. Paragraph 5 of the Employment Agreement ("Other Benefits") is hereby amended by restating subparagraph 5(b) thereof in its entirety to provide as follows:

                  (b) Additional Restricted Share Award. As of August 1, 1994, the Corporation shall award to the Executive pursuant to the Corporation's 1994 Stock Incentive Plan (the "1994 Plan") 60,000 restricted shares of Capital Stock. Such 60,000 restricted shares (the "Basic Restricted Stock Award") shall be subject to transferability and forfeiture restrictions which shall expire with respect to 20,000 such shares on each of July 31, 1995, July 31, 1996 and July 31,



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                        1997.  In addition, as of August 1, 1994, the
                        Corporation shall award to the Executive pursuant to the 1994 Plan 100,000 restricted shares of Capital Stock (the "Performance Restricted Stock Award"), and as of January 30, 1996, the Corporation shall award to the Executive pursuant to the 1994 Plan 25,000 restricted shares of Capital Stock (the "Second Performance Restricted Stock Award"). Such 125,000 restricted shares shall be subject to transferability and forfeiture restrictions which shall expire as to the number of shares set forth below if, prior to the applicable dates provided below, the average closing price of the Capital Stock for any ten (10) consecutive trading days equals or exceeds the following levels:

            Average Closing Price      No. of Shares Vesting         Date
            ---------------------      ---------------------         ----
              $18.00 per share               25,000            January 30, 2001
              $20.00 per share               33,333              August 1, 1999
              $25.00 per share               33,333              August 1, 2000
              $30.00 per share               33,334              August 1, 2001


                       The foregoing target prices shall be appropriately adjusted, as determined in the discretion of the Organization and Compensation Committee of the Board, to reflect any material stock split, stock dividend, recapitalization or similar transaction with respect to the Capital Stock. All transfer and forfeiture restrictions with respect to the shares of Capital Stock under the Basic Restricted Stock Award, the Performance Restricted Stock Award and the Second Performance Restricted Stock Award shall lapse in their entirety in the event that (i) the Executive is discharged without Cause (as hereinafter defined in Paragraph 7(d)(ii)),
                       (ii) the Executive resigns with Good Reason (as hereinafter defined in Paragraph 7(d)(v)) or (iii) a
                       Section 8 Event (as defined in Section 8 of the 1994
                       Plan) occurs. The Basic Restricted Stock Award, the Performance Restricted Stock Award and the Second Performance Restricted Stock Award shall also be subject to the other terms and conditions set forth in the applicable award agreement.

      Promptly after execution of this Second Amendment, the Executive and the Corporation shall execute a mutually acceptable amendment to the 1994 Performance Restricted Share Award Agreement dated August 1, 1994 to confirm the above modifications.

4. Paragraph 5 of the Employment Agreement ("Other Benefits") is hereby further amended by adding a new subparagraph 5(g) to provide as follows:

                  (g) Stock Option Awards. The Corporation shall, subject to stockholder approval of an amendment to the 1994 Plan to increase the number of shares of the Corporation's Capital Stock available for issuance thereunder, grant to the Executive under the 1994 Plan:

                        (i) as of January 2, 1997, non-statutory stock options in respect of 100,000 shares of the Corporation's Capital at an exercise price equal to the fair market value of the



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                             Corporation's Stock on January 2, 1997,
                             with a term of ten years from the date of grant; and

                        (ii) as of January 2, 1998, non-statutory stock options
                             in respect of 100,000 shares of the Corporation's Capital Stock at an exercise price equal to the fair market value of the Corporation's capital stock on January 2, 1998, with a term of ten years from the date of grant.

                        Both of the above stock option grants shall be subject to the terms of the 1994 Plan and shall be evidenced by written stock option agreements between the Corporation and the Executive in form and substance reasonably satisfactory to the Corporation and the Executive.

5. Paragraph 7 of the Employment Agreement ("Termination") is hereby amended by adding the following provisions immediately after subparagraph 7(d)(vi):

            (vii) "Person" shall have the meaning provided for such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include
                    (A) the Corporation or any subsidiary of the Corporation or (B) any employee benefit plan sponsored by the Corporation or any subsidiary of the Corporation.

            (viii) "Potential Change in Control" shall mean the occurrence of any of the following events:

                    (a) a Person commences a tender offer (with adequate
                        financing) for securities representing at least 20% of the Voting Power of the Corporation's securities;

                    (b) the Corporation enters into an agreement, the
                        consummation of which would constitute a Change in Control;

                    (c) proxies for the election of a majority of the directors of the Corporation are solicited by anyone other than the Corporation; or

                    (d) any other event occurs which is deemed to be a Potential
                        Change in Control by the Board.

            (ix) "Potential Change in Control Period"
                 shall mean the period commencing on the date that a Potential Change in Control has occurred and ending upon:

                    (a) the date any tender offer described in Paragraph
                        7(d)(viii)(A) above is abandoned;

                    (b) the acquisition of twenty percent (20%) of the Voting
                        Power of the Corporation's outstanding securities by any Person if such acquisition does not constitute a Potential Change in Control as defined in Paragraph 7(d)(viii);

                    (c) the date when any Person described in Paragraph
                        7(d)(viii), (x) shall own less than twenty percent (20%) of the voting power of the Corporation's outstanding securities, (y) shall have abandoned the



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                        tender or exchange offer, or (z) shall not have elected
                        a member of the Board as the case may be; or

                    (d) the date a Change in Control occurs.

            (x)  "Voting Power."  A specified percentage
                 of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the capital stock of the company to elect directors by a separate class vote); and Voting Securities shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote).

6. Paragraph 8 of the Employment Agreement ("Obligations of the Corporation Upon Termination") is hereby amended by restating subparagraph 8(b)(iv) in its entirety to provide as follows:

            (iv) in the case of the resignation or
                 retirement of the Executive (but not his disability or discharge without cause):

                  (A) during any period in which the Executive's spouse is provided medical benefit coverage under the medical benefit plan of Executive's prior employer at the Executive's expense, the Corporation shall reimburse the Executive for such expense upon proper accounting;

                  (B) in the event the Executive and/or the Executive's spouse should no longer be entitled to coverage under the medical benefit plan of Executive's prior employer, the Corporation shall provide at its expense comparable coverage for the Executive and his spouse for the duration of their lives under the Corporation's medical benefit plan or by such other method as may be selected by the Corporation; and

                  (C) in the event the Executive should be required to pay for his own coverage under his prior employer's medical benefit plan, the Corporation shall reimburse the Executive for such expense upon proper accounting.

7. Paragraph 8 of the Agreement ("Obligations of the Corporation Upon Termination") is hereby further amended by restating subparagraph 8(c) thereof in its entirety to provide as follows:

                  (c) Termination after Change in Control. In the event that the Executive is discharged without Cause or resigns with Good Reason at any time within two years following the date that a Change in Control occurs, then, in addition to any other amounts due to be paid to the Executive under the foregoing provisions of this Paragraph 8, the Executive shall be entitled to receive from the Corporation for a period of three (3) years from the Date of Termination (the "Supplemental Period"): (i) the Executive's annual base salary for the calendar year in which the Date of Termination occurs;
                        (ii) an annual bonus equal to the Executive's target bonus for the calendar year in which the Date of Termination occurs; and (iii) within 30 days of the Date of Termination a cash amount (the "Incremental



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                        Retirement Benefit") equal to the present value,
                        calculated using a discount rate equal to the then applicable Federal rate as determined under Section 1274(d) of the Internal Revenue Code, of the additional retirement benefits (including, without limitation, any pension, retiree life or retiree medical benefits) that would have been payable or available to the Executive under any employee benefit plan qualified under Section 401(a) of the Internal Revenue Code and under any supplemental retirement plan based on (x) the age and service the Executive would have attained or completed had the Executive continued in the Corporation's employ through the Supplemental Period and (y) where compensation is a relevant factor, his pensionable compensation at the Date of Termination.
                        Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if tax counsel to the Corporation determines that any portion of any payment under this Agreement, or under any other agreement with or plan of the Corporation (in the aggregate "Total Payments"), would constitute an "excess parachute payment," then the payments to be made to the Executive under this Agreement shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code, or which the Corporation may pay without loss of deduction under
                        Section 280G(a) of the Internal Revenue Code; provided, however, that the foregoing limitation on Total Payments shall not apply in the event that such tax counsel determines that the benefits to the Executive under this Agreement on an after-tax basis (i.e., after federal, state and local income and excise taxes) if such limitation is not applied would exceed the after-tax benefits to the Executive if such limitation is applied.

                        In the event of a termination pursuant to this Paragraph 8(c), the Executive (and, to the extent applicable, his dependents) shall be entitled after the Date of Termination, until the earlier of the end of the Supplemental Period or the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue to participate in all of the Corporation's employee and executive welfare, pension and fringe benefit plans (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Corporation shall provide a comparable benefit under another plan or from the Corporation's general assets. The Executive's participation in the Benefit Plans shall be on the same terms and conditions that would have applied had the Executive continued to be employed by the Corporation through the Supplemental Period.

8. Paragraph 8 of the Employment Agreement is hereby further amended by adding new subparagraphs 8(d) and 8(e) thereto, to provide as follows:

                  (d) Termination of Employment Following a Potential Change in Control. Notwithstanding Section 8(c), if the Executive's employment is terminated by the Corporation without Cause during a Potential Change in Control Period, the Executive shall be deemed,



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                        solely for the purpose of determining his rights under
                        this Agreement, to have been terminated by the Corporation without Cause immediately after a Change in Control.

                  (e) Funding of Payments. In the event a Potential Change in Control occurs, the Corporation shall, in accordance with the terms of the Quaker State Corporation Benefits Protection Trust Agreement dated July 25, 1996 (the "Trust Agreement"), deposit into the trust established pursuant to the Trust Agreement an amount sufficient to fund the present value of the Severance/Retirement Benefit as of the date of funding.

9. All capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement.

10. Except as specifically modified by this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect, unmodified.

     IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the day and year first above set forth.

                                                 QUAKER STATE CORPORATION


                                                 By:   /s/ CONRAD A. CONRAD
                                                    ---------------------------
                                                 Its:  Vice Chairman and
                                                       Chief Financial Officer


                                                 EXECUTIVE

                                                       /s/ HERBERT M. BAUM
                                                 ------------------------------
                                                           Herbert M. Baum